Exhibit 5.1

August 7, 2024	Norton Rose Fulbright US LLP 1550 Lamar St., Suite 2000 Houston, Texas 77010 United States

MRC Global Inc. 1301 McKinney Street, Suite 2300 Houston, Texas 77010	Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to MRC Global Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company and sale by the selling stockholder of 20,302,010 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), registered pursuant to a registration statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on August 7, 2024, (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), to be issued upon the conversion of 363,000 shares of the Company’s 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Shares”) held by the selling stockholder.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus supplement (the “Prospectus Supplement”), other than as expressly stated herein with respect to the issue of the Shares.

As counsel to the Company, we have examined originals or copies of certain corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed that the persons identified to us as officers of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us. Without limiting the foregoing, we have examined the (i) Certificate of Designations, Preferences, Rights and Limitations of 6.50% Series A Convertible Perpetual Preferred Stock of MRC Global Inc., dated as of June 10, 2015 (the “Certificate of Designations”), (ii) the Shareholders’ Agreement, dated as of June 10, 2015, between the Company and the purchaser named therein (the “Shareholders’ Agreement”), and (iii) the Registration Statement.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Shares, issuable upon the conversion of the Series A Preferred Shares, when issued and delivered in accordance with the terms of the Certificate of Designations and Shareholders’ Agreement and for the consideration provided for therein, will be validly issued, fully paid and nonassessable.

MRC Global Inc. August 7, 2024 Page 2

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, and applicable provisions of the Delaware General Corporation Law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP

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